Exhibit 99.1

Investor Contact:	William I. Kent/Crocs Inc.
(303) 848-7000
wkent@crocs.com

Media Contact:	Katy Michael/Crocs Inc.
(303) 848-7000
kmichael@crocs.com

Crocs Inc. Reports Third Quarter Financial Results and Announces 15 Million Share Increase in Share Repurchase Authorization

NIWOT, COLORADO — October 30, 2013 — Crocs Inc. (NASDAQ: CROX) reported today financial results for the third quarter of 2013.

Third Quarter 2013 Highlights:

•                  Revenue of $288.5 million

•                  Gross Margin of 53.2 percent

•                  Net income of $13.0 million

•                  Earnings per diluted share of $0.15

•                  Non-GAAP adjusted net income(1) per diluted share of $0.18

•                  Global cash balance increased by $43.1 million in the quarter

“During the third quarter we saw strong performance in our Asia Pacific region and marked improvement in all channels of our European business,” said John McCarvel, President and Chief Executive Officer.  “This positive performance was counterbalanced by weakness in the Americas and Japan where all sales channels performed below our expectations.  The underperformance was especially acute in the Americas where we were impacted by wholesale accounts trimming at once orders to remain lean on inventory coupled with weak consumer confidence affecting our consumer-direct performance.”

Share Repurchase Authorization

On October 29, 2013, the company’s board of directors approved the repurchase of up to an additional 15.0 million shares under the company’s existing stock repurchase authorization. This brings the total shares available for repurchase by the company under the existing authorization to approximately 17.8 million shares, or approximately 20 percent of the common outstanding shares at September 30, 2013. The number, price and timing of repurchases will be at the company’s sole discretion and will be evaluated depending on market conditions, liquidity needs or other factors. The company’s board of directors may suspend, modify or terminate the program at any time without prior notice.

Third Quarter Results

Revenue for the third quarter of 2013 was $288.5 million compared with revenue of $295.6 million reported in the third quarter of 2012.  On a constant currency basis revenue increased 0.9% for the third quarter of 2013.

(1)         Non-GAAP adjusted net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

For third quarter of 2013, the company had net income of $13.0 million or $0.15 per diluted share, compared with net income of $45.1 million or $0.49 per diluted share in the prior year period.

Adjusting for the impact of the $3.1 million relating to the implementation of a new ERP system including non-cash accelerated depreciation and cash expenses for program management, training and other non-capitalized costs, the company had Non-GAAP adjusted net income of $16.1 million in the quarter or $0.18 per diluted share.

Margins

Gross profit for the third quarter of 2013 was $153.6 million, or 53.2% as a percentage of sales, compared with $160.7 million, or 54.4% as a percentage of sales in the prior year period. The year- over-year decrease in gross profit as a percentage of sales was primarily related to lower wholesale and internet revenue in the Americas and Japan.  Selling, General & Administrative (“SG&A”) expenses increased 12.4% to $135.7 million compared with $120.7 million a year ago, due primarily to increases in retail store space, marketing expenses, and the company’s ERP project.  As a percentage of sales, SG&A increased to 47.0% compared with 40.8% in the third quarter of 2012.

Revenue Results — Channel and Regional

The following tables detail the company’s three and nine months 2013 and 2012 revenues:

	Three Months Ended September 30,		Change		Constant Currency Change(1)
($ thousands)	2013	2012	$	%	$	%
Channel revenues:
Wholesale:
Americas	$45,134	$56,445	$(11,311)	(20.0)%	$(10,504)	(18.6)%
Asia Pacific	43,268	42,291	977	2.3	1,352	3.2
Japan	24,536	34,685	(10,149)	(29.3)	(3,807)	(11.0)
Europe	27,414	22,667	4,747	20.9	3,463	15.3
Other businesses	37	161	(124)	(77.0)	(118)	(73.3)
Total Wholesale	140,389	156,249	(15,860)	(10.2)	(9,614)	(6.2)
Consumer-direct:
Retail:
Americas	59,839	58,798	1,041	1.8	1,369	2.3
Asia Pacific	33,469	28,549	4,920	17.2	5,013	17.6
Japan	12,397	13,277	(880)	(6.6)	2,285	17.2
Europe	18,995	11,550	7,445	64.5	6,985	60.5
Total Retail	124,700	112,174	12,526	11.2	15,652	14.0
Internet:
Americas	11,221	16,705	(5,484)	(32.8)	(5,414)	(32.4)
Asia Pacific	2,669	2,124	545	25.7	573	27.0
Japan	2,051	2,769	(718)	(25.9)	(192)	(6.9)
Europe	7,494	5,548	1,946	35.1	1,548	27.9
Total Internet	23,435	27,146	(3,711)	(13.7)	(3,485)	(12.8)
Total revenues:	$288,524	$295,569	$(7,045)	(2.4)%	$2,553	0.9%

	Three Months Ended September 30,		Change		Constant Currency Change(1)
($ thousands)	2013	2012	$	%	$	%
Regional Revenue:
Americas	$116,194	$131,948	$(15,754)	(11.9)%	$(14,549)	(11.0)%
Asia Pacific	79,406	72,964	6,442	8.8	6,938	9.5
Japan	38,984	50,731	(11,747)	(23.2)	(1,714)	(3.4)
Europe	53,903	39,765	14,138	35.6	11,996	30.2
Other businesses	37	161	(124)	(77.0)	(118)	(73.3)
Total revenues:	$288,524	$295,569	$(7,045)	(2.4)%	$2,553	0.9%

	Nine Months Ended September 30,		Change		Constant Currency Change(1)
($ thousands)	2013	2012	$	%	$	%
Channel revenues:
Wholesale:
Americas	$195,827	$187,870	$7,957	4.2%	$9,824	5.2%
Asia Pacific	180,205	147,628	32,577	22.1	31,374	21.3
Japan	78,116	101,863	(23,747)	(23.3)	(6,645)	(6.5)
Europe	107,689	97,773	9,916	10.1	8,166	8.4
Other businesses	200	333	(133)	(39.9)	(135)	(40.5)
Total Wholesale	562,037	535,467	26,570	5.0	42,584	8.0
Consumer-direct:
Retail:
Americas	156,784	149,296	7,488	5.0	8,167	5.5
Asia Pacific	93,937	79,290	14,647	18.5	14,195	17.9
Japan	30,625	31,476	(851)	(2.7)	6,131	19.5
Europe	46,734	25,158	21,576	85.8	21,076	83.8
Total Retail	328,080	285,220	42,860	15.0	49,569	17.4
Internet:
Americas	39,267	46,700	(7,433)	(15.9)	(7,298)	(15.6)
Asia Pacific	7,553	5,322	2,231	41.9	2,181	41.0
Japan	6,074	6,997	(923)	(13.2)	404	5.8
Europe	20,996	18,603	2,393	12.9	1,786	9.6
Total Internet	73,890	77,622	(3,732)	(4.8)	(2,927)	(3.8)
Total revenues:	$964,007	$898,309	$65,698	7.3%	$89,226	9.9%

	Nine Months Ended September 30,		Change		Constant Currency Change(1)
($ thousands)	2013	2012	$	%	$	%
Regional Revenue:
Americas	$391,878	$383,866	$8,012	2.1%	$10,693	2.8%
Asia Pacific	281,695	232,240	49,455	21.3	47,750	20.6
Japan	114,815	140,336	(25,521)	(18.2)	(110)	(0.1)
Europe	175,419	141,534	33,885	23.9	31,028	21.9
Other businesses	200	333	(133)	(39.9)	(135)	(40.5)
Total revenues:	$964,007	$898,309	$65,698	7.3%	$89,226	9.9%

(1)         Current period results have been restated using 2012 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Other Financial Information

Comparable Store Sales Results

Comparable store sales on a constant currency basis for the three months ended September 30, 2013 compared with the prior year period were as follows:

	Constant Currency	Constant Currency
	Three Months Ended	Three Months Ended
Comparable store sales growth (1)	September 30, 2013 (2)	September 30, 2012 (2)
Americas	(8.3)%	5.5%
Asia Pacific	6.0	(2.2)
Japan	(16.3)	(15.1)
Europe	8.8	0.9
Total	(4.2)%	1.0%

Comparable store sales on a constant currency basis for the nine months ended September 30, 2013 compared with the prior year period were as follows:

	Constant Currency	Constant Currency
	Nine Months Ended	Nine Months Ended
Comparable store sales growth (1)	September 30, 2013 (2)	September 30, 2012 (2)
Americas	(5.1)%	3.7%
Asia Pacific	7.2	5.9
Japan	(16.1)	(11.2)
Europe	3.1	7.5
Total	(2.4)%	3.1%

(1)         Current period results have been restated using 2012 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

(2)         Comparable store status is determined on a monthly basis. Comparable store sales begin in the thirteenth month of a store’s operation. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion or reduction are excluded until the thirteenth month they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Location closures in excess of three months are excluded until the thirteen month post re-opening.

Balance Sheet

Cash and cash equivalents at September 30, 2013 were $332.5 million an increase of 13.0% compared with December 31, 2012.  Inventories at September 30, 2013 were $176.1 million, up 6.9% compared with inventory at December 31, 2012.

Backlog

Backlog at September 30, 2013 was $398.6 million compared with $395.5 million in the prior year period.  On a constant currency basis backlog at September 30, 2013 was an estimated 4% higher than the prior year period.

Financial Outlook

For the fourth quarter of 2013, the company expects revenue between $220 million and $225 million and a loss between $(0.20) and $(0.23) per share.  This outlook includes $(0.03) per share of ERP implementation expense and reflects an impact of $(0.04) for currency translation.

Conference Call Information

A conference call to discuss Crocs’ third quarter 2013 results is scheduled for today (October 30, 2013) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the company section on www.crocs.com and at www.earnings.com. An audio replay of the webcast will be available on the Crocs website for one year.

Interested parties are advised to log on to the live webcast at least fifteen minutes prior to the call in order to download the necessary software.

About Crocs, Inc.

Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world.

Visit www.crocs.com for additional information.

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings, backlog, future orders, prospects, investments in our business, outlook and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to  accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights;  the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of October 30, 2013.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ thousands, except per share data)	2013	2012	2013	2012
Revenues	$288,524	$295,569	$964,007	$898,309
Cost of sales	134,943	134,826	443,710	396,682
Gross profit	153,581	160,743	520,297	501,627
Selling, general and administrative expenses	135,674	120,729	414,119	349,737
Asset impairment	—	—	202	819
Income from operations	17,907	40,014	105,976	151,071
Foreign currency transaction losses, net	1,043	21	4,457	2,670
Interest income	(853)	(151)	(1,676)	(1,057)
Interest expense	44	377	519	556
Other (income) expense, net	13	71	180	(690)
Income before income taxes	17,660	39,696	102,496	149,592
Income tax expense (benefit)	4,624	(5,384)	25,143	14,642
Net income	$13,036	$45,080	$77,353	$134,950
Net income per common share:
Basic	$0.15	$0.50	$0.88	$1.50
Diluted	$0.15	$0.49	$0.87	$1.48

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
($ thousands, except number of shares)	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$332,491	$294,348
Accounts receivable, net of allowances of $14,626 and $13,315, respectively	120,079	92,278
Inventories	176,118	164,804
Deferred tax assets, net	5,647	6,284
Income tax receivable	16,666	5,613
Other receivables	17,201	24,821
Prepaid expenses and other current assets	30,869	24,967
Total current assets	699,071	613,115
Property and equipment, net	94,233	82,241
Intangible assets, net	69,081	59,931
Deferred tax assets, net	33,529	34,112
Other assets	50,672	40,239
Total assets	$946,586	$829,638

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,198	$63,976
Accrued expenses and other current liabilities	99,277	81,371
Deferred tax liabilities, net	2,383	2,405
Income taxes payable	27,868	8,147
Current portion of long-term borrowings and capital lease obligations	4,262	2,039
Total current liabilities	199,988	157,938
Long term income tax payable	32,457	36,343
Long-term borrowings and capital lease obligations	9,345	4,596
Other liabilities	14,571	13,361
Total liabilities	256,361	212,238

Commitments and contingencies
Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding	—	—
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 91,643,474 and 88,426,104 shares issued and outstanding, respectively, at September 30, 2013 and 91,047,297 and 88,662,845 shares issued and outstanding, respectively, at December 31, 2012	92	91
Treasury stock, at cost, 3,217,370 and 2,384,452 shares, respectively	(56,198)	(44,214)
Additional paid-in capital	319,516	307,823
Retained earnings	411,365	334,012
Accumulated other comprehensive income	15,450	19,688
Total stockholders’ equity	690,225	617,400
Total liabilities and stockholders’ equity	$946,586	$829,638

CROCS, INC. AND SUBSIDIARIES

NON-GAAP NET INCOME RECONCILIATIONS (UNAUDITED)

(In thousands)

The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors the operating performance of its business using the non-GAAP metrics constant currency and Non-GAAP adjusted net income. Constant currency excludes the effects of foreign exchange rate fluctuations by restating current period results using the prior year average exchange rates. Non-GAAP adjusted net income excludes the impact of new enterprise resource planning system (“ERP”) implementation expenses, a one-time net expense related to the resolution of a statutory tax audit in Brazil and the accelerated depreciation and amortization of our current ERP system. In management’s opinion, these non-GAAP measures are used by, and are useful to, investors and other users of our financial statements in evaluating operating performance by providing better comparability between reporting periods because they exclude items that may not be indicative of overall business trends and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Non-GAAP adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income:	2013	2012	2013	2012
GAAP net income	$13,036	$45,080	$77,353	$134,950
New ERP implementation (1)	2,137	—	4,246	—
Brazil tax credits (2)	—	—	6,094	—
Depreciation and amortization (3)	952	—	2,587	—
Non-GAAP adjusted net income	$16,125	$45,080	$90,280	$134,950

Non-GAAP adjusted net income per diluted share	$0.18	$0.49	$1.02	$1.48

(1) This proforma adjustment in the GAAP to Non-GAAP reconciliations above represents expenses related to the implementation of a new ERP system.

(2) This proforma adjustment in the GAAP to Non-GAAP reconciliations above represents a one-time net expense related to the resolution of a statutory tax audit in Brazil. In April 2013, the State of Sao Paulo, Brazil government (“Brazil”) assessed sales taxes, interest and penalties for the period April 2009 to May 2011. We had previously tendered these taxes using Brazil obligations purchased from third parties at a discount.  On May 22, 2013, we applied for amnesty in order to receive a significant reduction in penalties and interest, agreed to amend our 2009 through 2012 tax returns to remove the Brazil obligations, and agreed to settle the assessment in cash to Brazil. In June 2013, cash payment was made to Brazil, in full satisfaction of the Brazil assessment. Brazil is making court-ordered payments to holders of the Brazil obligations along with accrued interest.   The Company anticipates that the Brazil obligations (plus accrued interest) will be paid by Brazil in accordance with the court-orders.  The Company is carrying the Brazil obligations at the original discounted cost to the Company and intends to hold the Brazil obligations until paid by Brazil. The net impact of the above is a $6.1 million charge to operating income, and the carrying balance of the Brazil obligations in investments is $3.5 million.

(3) This proforma adjustment in this GAAP to Non-GAAP reconciliation represents the add-back of accelerated depreciation and amortization on tangible and intangible items related to our current ERP system and supporting platforms that will no longer be utilized once the implementation of a new ERP is complete.

CROCS, INC. AND SUBSIDIARIES

RETAIL STORE COUNTS

(UNAUDITED)

	September 30,			September 30,
Company-operated retail locations:	2012	Opened	Closed	2013
Type:
Kiosk/Store in Store	133	26	(37)	122
Retail Stores	245	95	(25)	315
Outlet Stores	121	40	(4)	157
Total	499	161	(66)	594
Operating segment:
Americas	189	45	(26)	208
Asia Pacific	197	59	(35)	221
Japan	36	15	(1)	50
Europe	77	42	(4)	115
Total	499	161	(66)	594

CROCS, INC. AND SUBSIDIARIES

BACKLOG

(UNAUDITED)

	September 30,
($ thousands)	2013	2012
Americas	$120,913	$137,999
Asia Pacific	150,350	136,382
Japan	52,000	70,655
Europe	75,338	50,433
Total backlog (1)	$398,601	$395,469

(1) We receive a significant portion of orders as preseason orders, generally four to six months prior to shipment date. We provide customers with price incentives to participate in such preseason programs to enable us to better plan our production schedule, inventory and shipping needs. Unfulfilled customer orders as of any date are referred to as backlog and represent orders scheduled to be shipped at a future date. Backlog as of a particular date is affected by a number of factors, including seasonality, manufacturing schedule and the timing of product shipments. Further, the mix of future and immediate delivery orders can vary significantly period over period. Due to these factors and since the unfulfilled orders can be canceled at any time prior to shipment by our customers, backlog may not be a reliable measure of future sales and comparisons of backlog from period to period may be misleading. In addition, our historical cancellation experience may not be indicative of future cancellation rates. While all orders in the backlog are subject to cancellation by customers, we expect that the majority of these orders will be fulfilled within one year.